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                                  ________ __, 1999


Board of Trustees
Hilliard Lyons Research Trust
501 South Fourth Street
Louisville, Kentucky 40202

     Re:  Subscription for Shares of the Senbanc Fund (the "Fund")
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Dear Trustees:

     J.J.B. Hilliard, W.L. Lyons, Inc. offers to purchase from Hilliard Lyons Research Trust, 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

     These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by J.J.B. Hilliard, W.L. Lyons, Inc.

                                   Sincerely,

                                   J.J.B. HILLIARD, W.L. LYONS, INC.

                                   By:
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                                   Name:
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                                   Title:
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ACCEPTED AND AGREED this _____
day of __________________, 1999.

HILLIARD LYONS RESEARCH TRUST

By:
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Name:
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Title:
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